FOR IMMEDIATE RELEASE

POLYMEDICA ANNOUNCES RESULTS FOR FISCAL 2005 THIRD QUARTER ENDED DECEMBER 31, 2004

WOBURN, MA – February 8, 2005 — PolyMedica Corporation (NNM: PLMD) today announced its financial results for the fiscal 2005 third quarter ended December 31, 2004.

Net revenues for the fiscal 2005 third quarter were $114.1 million, compared to $106.5 million for the fiscal 2004 third quarter. Net income for the fiscal 2005 third quarter was $14.1 million, compared to $2.2 million in the fiscal 2004 third quarter, and diluted earnings per share were $0.50 for the fiscal 2005 third quarter, compared to diluted earnings per share of $0.08 for the fiscal 2004 third quarter.

Results for last fiscal year’s third quarter included a non-cash impairment charge of $14.4 million, or $0.34 per diluted share, to write down the carrying cost of the Company’s respiratory direct response advertising asset to net realizable value. In addition, prior-year third quarter results included a charge to net revenues of $3.1 million, or $0.07 per diluted share, to increase reserves.

Cash flow from operations was a negative $34.5 million for the fiscal 2005 third quarter, compared to a positive $14.9 million in the prior-year quarter. During the fiscal 2005 third quarter, the Company made a $35.0 million payment to the government in connection with the final settlement of the government’s investigation into the Company’s Medicare practices. In addition, cash collections during the quarter were approximately $20.0 million less than they otherwise would have been as a result of a comprehensive documentation review conducted during the quarter.

The Company’s management made the decision to conduct this documentation re-verification project as part of PolyMedica’s overall compliance program. Billings for shipments made during the last eight weeks of the quarter were postponed until the re-verification process for each shipment had been completed, delaying subsequent cash collections. This project is a one-time event that should be substantially completed before the end of the current quarter. The project further demonstrates management’s continued commitment to ensuring that a “culture of compliance” exists throughout the Company. This project, along with other compliance measures that have been implemented, provides the best possible assurance that the documents on file for existing patients, as well as the documents being collected for new patients, meet all required standards.

Commenting on the results for the quarter, President and CEO Patrick Ryan said, “We are very pleased with our results for the quarter, and I am especially pleased to report that we concluded the quarter with an active base of 674,000 patients in our core Diabetes business, a 12 percent improvement over where we were a year ago.”

Regarding guidance for the quarter ending March 31, 2005, the Company expects to report net revenues of $114 to $116 million and diluted earnings per share of $0.40 to $0.43 for the quarter. Commenting on the Company’s guidance, Ryan said, “As we have discussed throughout the year, the March quarter will be the first quarter to reflect the impact of the dramatic cuts for inhalation drugs and the three percent cut in reimbursement rates for diabetes testing supplies that went into effect last month. However, we expect to see solid sequential growth from our diabetes and pharmacy segments as the year progresses. In addition, we will continue to examine opportunities to make use of our strong balance sheet to expand beyond our core business through acquisitions.”

Conference Call and Replay
PolyMedica management will host a conference call and live Webcast today, Tuesday, February 8th, at 4:30 p.m., EST, to discuss the Company’s fiscal first quarter. To listen to the conference call over the Internet, go to www.polymedica.com or www.fulldisclosure.com. Go to either Web site at least 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at www.polymedica.com and www.fulldisclosure.com for 90 days after the call. It will be available shortly after the call.

About PolyMedica (www.polymedica.com)
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 650,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through its mail-order pharmacy and a nationwide network of over 40,000 retail pharmacies that honor its drug discount card.

PolyMedica’s Liberty Healthcare division focuses on patients who suffer from diabetes and respiratory ailments. Liberty works with patients to identify their needs, and delivers products and services directly to their homes. By frequently communicating with patients and providing the convenience of home delivery, Liberty strives to improve patients’ compliance with their physicians’ orders and enhance the quality of their lives.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s continued compliance with government regulations and the terms of all settlement documentation, outcome of civil litigation related to the just-concluded government investigation, unanticipated regulatory changes, changes in Medicare reimbursement, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2004 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 2004 and September 30, 2004. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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For additional information, contact:

Investors:	Media:
Fred (“Skip”) Croninger	Denise DesChenes / Jim Barron
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080

(Financial Tables Follow)

PolyMedica Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Dec. 31,	%	Dec. 31,	Dec. 31,	%
	2004	2003	Change	2004	2003	Change
Net revenues	$114,063	$106,463	7.1%	$336,682	$310,622	8.4%
Cost of sales	46,079	40,399	14.1%	134,173	114,428	17.3%

Gross margin	67,984	66,064	2.9%	202,509	196,194	3.2%
Selling, general and administrative expenses	45,934	62,733	(26.8)%	141,120	155,855	(9.5)%
Settlement charge	—	—	—%	29,987	—	—%

Income from operations	22,050	3,331	562.0%	31,402	40,339	(22.2)%
Other income and expense	398	154	158.4%	941	442	112.9%

Income before income taxes	22,448	3,485	544.1%	32,343	40,781	(20.7)%
Income tax provision	8,351	1,317	534.1%	11,620	15,415	(24.6)%

Net income	$14,097	$2,168	550.3%	$20,723	$25,366	(18.3)%

Diluted earnings per share	$.50	$0.08	525.0%	$0.74	$0.98	(24.5)%
Weighted average shares, diluted	28,162	26,636	5.7%	27,841	25,930	7.4%
Supplemental information on segment net revenues:
Liberty Diabetes	$78,656	$68,891	14.2%	$233,687	$207,184	12.8%
Liberty Respiratory	14,378	20,349	(29.3)%	44,862	60,284	(25.6)%
Pharmaceuticals	21,029	17,223	22.1%	58,133	43,154	34.7%

Total net revenues	$114,063	$106,463	7.1%	$336,682	$310,622	8.4%

Supplemental summarized information on cash flows:
Cash flows from operating activities	$(34,547)	$14,927	(331.4)%	$2,621	$38,890	(93.3)%
Cash flows from investing activities *	(5,027)	(4,288)	(17.2)%	(14,653)	(20,846)	29.7%
Cash flows from financing activities	1,840	3,655	(49.7)%	2,977	4,665	(36.2)%

Net change in cash and cash equivalents	(37,734)	14,294	(364.0)%	(9,055)	22,709	(139.9)%
Beginning cash and cash equivalents	97,908	35,577	175.2%	69,229	27,162	154.9%

Ending cash and cash equivalents	$60,174	$49,871	20.7%	$60,174	$49,871	20.7%

* Cash flows from investing activities include the following:		:
Net maturity/(net purchase) of marketable securities	$(364)	$290	(225.5)%	$423	$(5,649)	107.5%
Purchase of customer lists	$(3,030)	$(126)	2234.0%	$(8,722)	$(338)	2480.5%

PolyMedica Corporation
Consolidated Balance Sheets
(In thousands)

	December 31,	March 31,
	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$60,174	$69,229
Marketable securities	6,997	7,421
Restricted cash	512	512
Accounts receivable, net	70,473	63,828
Inventories	28,912	18,745
Deferred income taxes	18,331	18,331
Income tax receivable	—	2,530
Prepaid expenses and other current assets	6,069	4,438

Total current assets	191,468	185,034
Property, plant and equipment, net	61,605	61,659
Goodwill	5,946	5,946
Customer lists, net	7,926	383
Direct response advertising, net	72,269	64,953
Other assets	555	1,193

Total assets	$339,769	$319,168

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$30,268	$33,746
Current portion, capital lease obligations	551	292

Total current liabilities	30,819	34,038
Capital lease and other obligations	1,369	1,691
Deferred income taxes	24,611	24,611

Total liabilities	56,799	60,340
Total shareholders’ equity	282,970	258,828

Total liabilities and shareholders’ equity	$339,769	$319,168

PolyMedica Corporation
Statement of Operations – Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share amounts)

Three Months Ended December 31, 2003

			Increase
			in Amounts
		Direct-Response	Reserved for	Adjusted
	Reported	Advertising	Overpayments by	Non-GAAP
	GAAP Totals	Impairment	Medicare	Totals
Net revenues	$106,463	$—	$3,141	$109,604
Cost of sales	40,399	—	—	40,399

Gross margin	66,064	—	3,141	69,205
Selling, general and administrative expenses	62,539	(14,443)	—	48,096
Income from operations	3,525	14,443	3,141	21,109
Other income and expense	(40)	—	—	(40)

Income before income taxes	3,485	14,443	3,141	21,069
Income tax provision	1,317	5,459	1,187	7,963

Net income	$2,168	$8,984	$1,954	$13,106

Diluted earnings per share	$0.08	$0.34	$0.07	$0.49
Weighted average shares, diluted	26,636	26,636	26,636	26,636

We believe that referring to these non-GAAP totals facilitates a better understanding of our quarterly operating results.